Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
February 4, 2016 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter and full year results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone.

CBL’s year-end 2015 results clearly demonstrate the ongoing strength of our company and our portfolio. I am proud of our organization for what we accomplished. As a result of hard work and dedication, we overcame significant obstacles and ended the year with solid results.

We are in the process of transforming CBL by transforming our portfolio and our properties. Contrary to what many analysts have written, we have not abandoned our plans to dispose of slower growth properties. In fact, we are just as committed to this plan as when we made our announcement in April 2014. While the investment community likes to simplify malls as letter grades to determine viability, the reality is that our shopping centers are more than just places to shop. We are in the real estate business, not the retailing business. Our properties are the suburban town centers for their communities with market dominant franchise locations. And we have tremendous opportunities to create significant value through redevelopments, expansions and densification.

We ended 2015 with strong results generating same-center NOI growth of 2% for the fourth quarter bringing full year growth to 70 basis points. We showcased our operating expertise by overcoming the more than $15 million impact from the major retail bankruptcies we saw in Q1 and re-leasing more than 70% of these locations.

We also significantly narrowed the occupancy impact of these bankruptcies. We started the year with a decline of 320 basis points in the first quarter. We ended the year with mall occupancy of 93.3%, representing a 160 basis points decline from last year and a 170 basis points increase from third quarter. Overall portfolio occupancy ended 2015 at 93.6%, a decrease of 110 basis points compared to 2014 and a 120 basis point increase from third quarter.

We executed more than 590,000 square feet of leases in the malls during the fourth quarter and achieved leasing spreads of approximately 7%. New lease spreads remained strong at 19% with renewal spreads at 2%.

You’ll note in our supplemental the updated Tier allocation. As a result of sales growth and dispositions, our Tier 3 assets now represent just 11.5% of NOI, a significant reduction from 19.1% in 2014. Five properties were elevated to Tier 1, which now represents over 41% of our NOI compared with 34% in 2014.

For the full year, our sales increased 4% to $374 per square foot although we did see deceleration during the fourth quarter. Categories performing well include beauty and cosmetics as well as intimate apparel, jewelry, home furnishings and most children’s retailers. Certain juniors and ladies stores reported declines.

Weak results in the fourth quarter by department stores, especially Macy’s, created major negative headlines for our business. However, as we have said before, we view the redevelopment of department store spaces as a major opportunity for us to upgrade our properties. Furthermore, we believe concern over department store closings is overblown. Only one CBL mall was impacted by Macy’s 40 store closures, which we anticipated and have a redevelopment plan in process. JC Penney announced a handful of closures, none of which are in our malls. We did proactively terminate one lease for a redevelopment, which Katie will highlight.

Year-to-date, bankruptcy activity has been minimal and we are in close contact with retailers on our watch list to monitor their plans. While a few specialty retailers such as GAP and Finish Line have announced store closings over time, these are occurring mostly at lease expiration. We are improving the credit quality of our retailer mix, reducing exposure to weaker tenants. Compared to 2010, we have 42 fewer Abercrombie & Fitch stores, 18 less GAPs and 24 fewer PacSuns. On the anchor side, we have reduced our store count with Sears by 17 and JC Penney by 13. Conversely, over the past five years, we have increased our leasing with in-demand retailers adding 23 H&M stores, seven Dick’s Sporting Goods, 14 ULTA cosmetics and five new TJMaxx/Marshalls leases.

And we are developing new relationships and leasing our centers with changing consumer preference in mind. Later this year, we’ll open our first West Elm at Friendly Center in Greensboro where we added Lululemon last year. We’re adding more theaters, restaurants, fitness centers and other services that invite customers to not just walk in the doors but to stay for the experience. Operators like King’s Bowling and

Entertainment, Cheesecake Factory, American Girl and Dave & Busters are changing the landscape of traditional shopping centers. We are also looking to densify our properties with apartments, office space, medical uses and hotels, providing an embedded customer population. In 2015, we partnered with a multi-family developer to build two Class-A apartment projects and we are exploring similar opportunities within our portfolio. We are innovating by introducing new technologies that assist retailers’ omni-channel strategies and revolutionize our marketing to customers.

Dispositions have been and continue to be a major priority. While the financing environment has resulted in slow progress on the mall front, we are showing excellent results in community center dispositions. In 2015 we announced more than $220 million in sales from non-core and community centers, generating more than $180 million of net equity. The sale of Mayfaire Community Center was achieved at a lower cap rate than the acquisition five months prior, improving the yield on the adjoining Mayfaire Town Center. In addition, we are leasing and managing the property for the new owners, allowing us to earn fees and enjoy the synergies between the two properties. Cap rates on our community center dispositions have generally been 5% - 6%, representing a very attractive source of capital.

Equity raised through these dispositions allows us to strengthen our balance sheet by deleveraging and over the near term, we will continue to apply the majority of the equity we raise to reduce leverage. While we currently have a share repurchase authorization in place, given the volatility in the debt markets we believe it is important for us to prioritize enhancing our liquidity and financial flexibility before considering share repurchases.

We are maintaining strict disciplines on our capital allocation and monitoring our liquidity. We had over $700 million available on our lines of credit at year-end and have multiple sources of financing available at both the property and corporate level. We are making careful investment decisions for the long-term, mindful of the future growth of our company to make sure that our assets and our organization stay ahead of the retail evolution. With our dividend payout ratio of less than 50% of FFO, our portfolio generates more than $200 million in free cash flow to fund these portfolio improvements without borrowing. Our dividend, which yields more than 9% at today’s low stock price, generally tracks taxable income.

I will now turn the call back over to Katie.

Katie:

Thank you, Stephen.

We are upgrading our properties with exciting new stores and restaurants. In 2015 alone, we added more than two dozen boxes and junior anchors. We opened ten H&M stores, including five in the fourth quarter and have ten more on tap for 2016. We also opened two Dick’s Sporting Goods, four ULTAs, a Dunham’s Sporting Goods, an Academy Sports and a Hobby Lobby just to name a few. New restaurants joined our centers such as Cheddar’s, Travinia’s and Panera Bread.

And our portfolio continues to offer excellent opportunities to create value through merchandising upgrades as well as redevelopments and expansions. For any doubters of the power of an anchor redevelopment, a great example is our investment at Northgate Mall, which was elevated to a tier two mall in 2015. We redeveloped underutilized portions of the mall, adding a 60,000-square foot Burlington in October 2014 as well as additional shops and restaurants. We invested in a renovation with new floors, paint and entrances, among other improvements. As a result of these initiatives, the occupancy at Northgate has increased from 71% at year-end 2013 to 96% at the end of 2015. Sales have increased from $291 per square foot to $326 and NOI has increased significantly. Using Green Street’s cap rate scale for consistency, the increased NOI and cap rate compression generated by the redevelopment activity has created value of more than one and half times our $16.0 million investment.

We are also proactively reducing exposure to traditional anchors where they are underperforming. At College Square in Morristown, TN, we worked with JCPenney to negotiate a lease termination. We have leases out-for-signature with two high-quality box retailers and expect to start construction later this year.

At Northpark Mall in Joplin, MO, we are replacing a former Shopko box with an 80,000-square foot Dunham’s Sporting Goods. Construction is expected to start soon, with the opening scheduled for later this year.

At Randolph Mall in Asheboro, NC, a new Ross and ULTA will open in the former JCPenney location before summer.

At Kirkwood Mall in Bismarck, ND, two new buildings totaling 13,000-square-feet are under construction with Panera Bread, Caribou Coffee and Verizon. Panera and Caribou recently opened with Verizon set to open later this year.

At Friendly Center in Greensboro, NC we recently commenced construction on a 13,000-square-foot expansion adding our portfolio’s first West Elm as well as Pieology and one other yet-to-be-announced store.

Here in Chattanooga, we will start construction this year on the redevelopment of an existing theater located adjacent to Hamilton Place into the market’s first luxury theater experience.

At Mayfaire Town Center in Wilmington, NC we are finalizing plans for a new 67,000-square-foot expansion including H&M, Palmetto Moon and West Elm. We anticipate starting construction later this year.

We recently completed the redevelopment of a portion of the Sears store at Brookfield Square in Brookfield, WI. The project created a new restaurant district and shops including Blackfinn Ameripub and Jason’s Deli along the front of Sears.

In March, we will open Ambassador Town Center in Lafayette, LA a joint venture project with Stirling Properties. The 438,000-square-foot center will be anchored by Costco, Dick’s Sporting Goods, Field & Stream, Marshalls, HomeGoods, and Nordstrom Rack. The project is currently 95% leased or committed.

We have enjoyed a very fruitful partnership with Horizon on our outlet center program over the past six years. The value created in our portfolio through this partnership is under-appreciated. Our new development projects have opened at near-full occupancy levels generating attractive double-digit unlevered returns. We placed attractive secured debt on the projects shortly after opening and are generating a return on equity of nearly 30%. Our portfolio of five high-quality and growing outlet centers has been successful enough to support multiple expansions. While new development opportunities in the outlet space are competitive, Horizon has been successful in sourcing strong projects over the years that have all met our required return and pre-leasing thresholds and we hope to announce our next partnership in the coming months.

I will now turn the call over to Farzana.

Farzana:

Thank you, Katie.

2015 ended on a strong note for CBL, especially given the more than $15 million impact from store closures at the start of the year. Same center NOI increased by 2% for the quarter and 0.7% for the year.

Adjusted FFO increased 6.0% for the quarter to $0.71 per share and we achieved adjusted FFO of $2.32 per share for the year, meeting the high end of our guidance range.

Major drivers in the quarter and for the year included growth in minimum rents from increased rental rates and new openings. Percentage rents declined in the quarter as retail sales moderated, but ended the year positive. We also recorded a decline in tenant reimbursements for the quarter and year, correlated to lower operating expenses including snow removal expense as well as utility and central energy. FFO benefited from $4.8 million in interest expense savings in the quarter and over $10 million for the year. FFO growth from our existing properties and new centers more than offset the dilution from asset sales.

G&A for 2015 was in-line with our guidance range discussed last quarter at approximately $59 million, net of litigation expense. The increase during the year was primarily a result of one-time items, including consulting expense, for operational improvements.

Our cost recovery ratio for the fourth quarter was 108.6% compared with 102.1% in the prior-year period. While fourth quarter 2015 was higher than our typical run-rate, it benefited from improved recoverable expenses. For the year our cost recovery ratio was in-line at 101.7% compared with 98.9% in 2014.

Same-center NOI in the quarter increased 2.0% for the total portfolio and 1.6% in the mall portfolio. Full-year same-center NOI growth was 70 basis points with malls up 20 basis points. Same-center revenues grew $1.5 million with, minimum rents and tenant reimbursements growing $0.9 million and percentage rents increased $0.7 million. Same-center expenses declined by $3.6 million with the $7.4 million improvement in operating and maintenance expenses partially offset by the $3.7 million increase in real estate tax expense.

Our expectation for 2016 of achieving FFO in the range of $2.32 to $2.38 per share is based on a number of assumptions. To-date, there have been limited bankruptcies impacting the mall space. With the traditional bankruptcy season nearing an end, we are optimistic that 2016 activity will be muted. However, we have several retailers on our watch list and expect pressure on renewal spreads and the impact of down time as we replace underperforming stores. We anticipate moderate sales growth in 2016 as compared with 2015, which will impact percentage rent. We are projecting occupancy up 25 to 75 basis points over the prior year. We are assuming G&A in the range of $58 - 60 million and outparcel sales gains of $3 million to $5 million. Our guidance assumes same-center NOI growth for the portfolio of 0.5% to 2.0%. The low end of our guidance assumes flat to down percentage rent, occupancy at the low end of our anticipated range and operating expense pressure. Consistent with our practice, guidance does not include any future unannounced asset sales, acquisitions or capital markets transactions.

We made significant progress in enhancing our balance sheet flexibility during 2015, despite the volatile debt markets over the past several months. Including our new development, redevelopment, acquisition and disposition activity we ended the year with total debt of $5.4 billion, just $60.0 million or 1.1% higher than the prior year-end.

We completed more than $1.7 billion of financing activity, generating significant improvements in our borrowing rates. Our maturity schedule in 2016 is limited.

Later this year we have a $140 million non-recourse loan secured by Chesterfield Mall maturing. This mall was severely impacted by the outlet center wars in St. Louis, which negatively impacted its cash flow. We have explored redeveloping the property, but this would require significant investment at returns below our thresholds. We have recorded an impairment charge on Chesterfield this quarter and intend to work with the lender to exit this investment when the loan matures later this year.

We have made progress with the lenders for the loans secured by Hickory Point and Triangle Town Center. We will provide updates after closing on the modified loans. We have one additional $30 million non-recourse loan on a tier three asset that matures later this year where we are evaluating a possible restructure and will engage in discussions with the lender. Gulf Coast Town Center continues to be in receivership and we are waiting on the courts to finalize the foreclosure.

Outside of this, in 2016 we have $230 million of loans maturing that are secured by wholly-owned assets that we anticipate retiring. The debt yields on these properties are in the mid-to-high teens and are supported by stable and growing cash flows. Today, we have more than $700 million available on our lines of credit and that will shortly be further improved with equity proceeds from the sale of Renaissance Center and additional community center dispositions that we are working on. This gives us tremendous financial flexibility and we intend to be opportunistic with our financings to take advantage of the best available execution.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

While 2015 started with tremendous challenges, today we are a stronger company with a better portfolio and a more flexible balance sheet. And we remain focused on becoming an even stronger company. We are transforming the organization and our portfolio for the better and we are focused on making the right decisions for the long term growth of CBL. As senior management and 11.5% shareholders, our goal is to help the market recognize the value that we know is in our portfolio and company. We expect to demonstrate this value as we execute on our strategic objectives.

Thank you again for joining us this morning and we’ll be happy to take questions.